PRUCO LIFE INSURANCE COMPANY
                      Action by the Executive Committee of
                     Board of Directors by Unanimous Consent

        Pursuant to Section 4.12 of Article IV of the By-Laws of Pruco Life Insurance Company, an Arizona corporation, and pursuant to Section 10-0444 of the Arizona General Corporation Law, the undersigned, being, or acting for all the regular members of the Executive Committee of the Board of Directors of such Company, hereby consent to and adopt the following resolution:

R-876                        Establishment of VUL Subaccounts

        RESOLVED, that the Resolution (R-447) establishing the Pruco Life Variable Universal Account (the "Account"), adopted April 17, 1989, is hereby amended by the addition of the following provision:

        RESOLVED, that the proper officers of the Company are hereby authorized to establish such subaccounts of the Account as they mey find necessary or desirable to allow for purchase payments received in connection with the Company's Pruselect I and Pruselect II contracts, and with such other individual variable life insurance contracts as they may determine from time to time, and the dividends, interest and gains produced thereby, to be invested and reinvested in shares of the various portfolios of The Prudential Series Fund, Inc. and in the following investment company portfolios at the net asset value of such shares at the time of acquisition:

          FUND/SERIES                                    PORTFOLIO

   AIM Variable Insurance Funds, Inc.             AIM V.I. Value Fund
   American Century VP Value Portfolios,Inc.      American Century VP Value Fund
   Janus Aspen Series                             Growth Portfolio
   MFS Variable Insurance Trust                   Emerging Growth Series
   T. Rowe Price International Series, Inc.       International Stock Portfolio

September 3, 1998


                                                    /s/ James J. Avery, Jr.
                                                    ---------------------------
                                                          James J. Avery, Jr.


                                                    /s/ Esther H. Milnes
                                                    ---------------------------
                                                          Esther H. Milnes


                                                    /s/ I. Edward Price
                                                    ---------------------------
                                                          I. Edward Price



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